Mexoro Minerals Ltd.

C. General Retana

#706 Col. San Felipe

Chihuahua, Chih. Mexico

August 25, 2009

Mark C. Shannon

Branch Chief

Division of Corporate Finance

Securities and Exchange Commission

100 F Street, N.E., Stop 7010

Washington, D.C. 20549

Re:

Mexoro Minerals Ltd.

Form 10-KSB for the Fiscal Year Ended February 28, 2009

Filed June 15, 2009

Form 10-Q for the Fiscal Year Ended May 31, 2009

Filed July 20, 2009

File No. 000-23561

Dear Mr. Shannon:

In connection with our written responses to your comment letter dated August 17, 2009, Mexoro Minerals Ltd., a Colorado corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

Mexoro Minerals Ltd.

/S/ Barry Quiroz

___________________________________

Acting Principal Executive Officer and

Acting Principal Accounting Officer